Exhibit 99.1

                              FOR IMMEDIATE RELEASE

    Balchem Corporation Acquires Encapsulation Business from Loders Croklaan

New Hampton, New York, July 1, 2005 - Balchem Corporation (Amex: BCP) today announced that it has acquired the encapsulation and agglomeration business of IOI Group, Loders Croklaan USA, LLC. Balchem will continue to operate the
acquired  business  primarily  out  of  Channahon,   IL,  with  certain  product
manufacturing moving to other Balchem operations. This acquired business had sales of approximately six million dollars in Loders' fiscal year ending June 30, 2005, and was financed from the cash reserves of Balchem.

"The integration of Loders' fluidized bed encapsulation and agglomeration technologies with our current technologies will provide superior product lines that will address many needs in the food industry. Additionally, this acquisition enhances Balchem's strategic initiatives as a supplier of encapsulated and agglomerated ingredients for use in the pharmaceutical industry," said Dino A. Rossi, President and CEO of Balchem Corporation.

"We are thrilled to add the innovative products currently produced by Loders to our portfolio of encapsulated ingredients, and are particularly excited about expanding our technology capabilities, specifically designed for the pharmaceutical and supplementation industries. The prospect of developing novel applications for these markets is significant, and supports our commitment to technology growth and strengthening our business," said Eric Smith, Balchem's Vice President, Sales & Marketing, Human Food & Nutrition.

About Balchem: Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in health care and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation solutions to an expanding variety of applications. BCP Ingredients, our unencapsulated feed supplements segment, manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements: This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2004. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Frank Fitzpatrick, Chief Financial Officer, telephone: (845) 326-5619.